Exhibit 10.37

Amendment No. 1

to the

Stock Yards Bancorp 2015 Omnibus Equity Compensation Plan

This is Amendment No. 1 to the Stock Yards Bancorp 2015 Omnibus Equity Compensation Plan (the “Plan”), which amendment shall be effective as of March 21, 2017, the date that it is approved by the Board of Directors of the Company (“Effective Date”).

Recitals

A.

Stock Yards Bancorp, Inc. (the “Company”) maintains the Plan and has reserved the right to amend the Plan from time to time, subject to the approval of the shareholders or participants for certain types of amendments.

B.

The Company desires to amend the Plan to increase the amount of shares of Company Stock (as that term is defined in the Plan) that may be withheld to satisfy the Company’s tax withholding obligation up to an amount that does not exceed the maximum applicable withholding tax rate for federal, state, and local tax liabilities.

Amendment

Now, therefore, the Plan is hereby amended as follows:

1.	As of the Effective Date, Section 14.2 of the Plan is amended to read in its entirety as follows:

14.2     Election to Withhold Shares. If the Committee so permits, shares of Company Stock may be withheld to satisfy the Company’s tax withholding obligation with respect to Grants paid in Company Stock at the time such Grants become taxable, up to an amount that does not exceed the maximum applicable withholding tax rate for federal (including FICA), state, and local tax liabilities.

In witness whereof, a duly authorized officer of the Company has caused this Amendment No. 1 to be executed as of the Effective Date.

Stock Yards Bancorp, Inc.

By: /s/ David P. Heintzman

Printed: David P. Heintzman

Title: Chairman and Chief Executive Officer